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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Southern Peru Copper Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        April 4, 2003

Dear Common Stockholder:

        You are cordially invited to attend the annual meeting of stockholders, which will be held at the offices of Grupo Mexico, S.A. de C.V., Baja California 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on Thursday, May 8, 2003, at 3:00 P.M., Mexico City time. We hope you can be with us.

        At the meeting, you will be asked to elect two directors and to ratify the selection of PricewaterhouseCoopers LLP as independent accountants.

        The meeting also provides an opportunity to review the activities of the Company and its plans and prospects for the future.

        It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date, and mail the enclosed proxy card. Please do so today. In Peru, you may deliver your signed proxy card to our offices in Lima.

Sincerely,

Germán Larrea Mota-Velasco Chairman of the Board and Chief Executive Officer	Oscar González Rocha President

2575 E. Camelback Road, Suite 500, Phoenix, Arizona 85016 TEL (602) 977-6500
Avenida Caminos del Inca No. 171, Chacarilla del Estanque,
Santiago de Surco, Lima 33, Peru
TEL (511) 372-1414, ext. 3312 (Spanish), ext. 3325 (English)

2575 E. Camelback Rd. Suite 500 Phoenix, AZ 85016	Avenida Caminos del Inca No. 171 Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 8, 2003

To the Common Stockholders:

        The annual meeting of stockholders of Southern Peru Copper Corporation will be held at the offices of Grupo México, S.A. de C.V., Baja California 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on Thursday, May 8, 2003, at 3:00 P.M., Mexico City time, for the following purposes:

  (1)
  To elect two directors of the Company by the holders of Common Stock, voting as a separate class, such directors to serve until the 2004 annual meeting.

  (2)
  To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants of the Company for calendar year 2003.

  (3)
  To transact such other business as may properly come before the meeting.

        In addition, the holders of Class A Common Stock, voting as a separate class, will elect thirteen directors, such directors to serve until the 2004 annual meeting. The holders of Class A Common Stock will vote together with the holders of Common Stock, as a single class, to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants of the Company for calendar year 2003.

        Stockholders of record at the close of business on April 2, 2003 ("the record date") will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw their proxies and vote in person if they wish.

By order of the Board of Directors,
Hans A. Flury, Assistant Secretary
Phoenix, Arizona, April 4, 2003
Your Vote is Important Please mark, sign, date and return your enclosed proxy card

PROXY STATEMENT

        This proxy statement is furnished as part of the solicitation by the Board of Directors of Southern Peru Copper Corporation ("SPCC" or the "Company"), 2575 E. Camelback Road, Suite 500, Phoenix, Arizona 85016, USA, and Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru, of the proxies of all holders of common stock, par value $0.01 per share (the "Common Stock") entitled to vote at the annual meeting to be held on May 8, 2003, and at any adjournment thereof. This proxy statement is not soliciting proxies from holders of Class A Common Stock whose proxies are being solicited separately. This proxy statement and the enclosed form of proxy are being mailed commencing on or about April 8, 2003, to holders of Common Stock of record on April 2, 2003. Additional copies will be available at the Company's offices in the United States, Lima and other locations in Peru.

        Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If the Company receives a signed proxy with no voting instructions given, such shares will be voted for the proposal to elect directors and for the proposal to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants of the Company for the calendar year 2003. Any proxy may be revoked at any time prior to the exercise thereof by notice from the stockholder, received in writing by the Secretary, or by written ballot voted at the meeting.

        The outstanding shares of the Company consist of Common Stock and Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"). At the close of business on February 28, 2003 the Company had outstanding 14,108,387 shares of Common Stock. Each share of Common Stock outstanding on April 2, 2003, the record date for the annual meeting, and each of the 65,900,833 shares of Class A Common Stock outstanding as of such date, is entitled to vote at the meeting. Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to five votes, except with respect to the election of directors, as described below under "Voting Securities" or as required by law.

VOTING SECURITIES

        The Company's Restated Certificate of Incorporation (the "Certificate") provides for a Board of Directors composed of fifteen directors. Two directors are elected by the holders of Common Stock (the "Common Stockholders") voting as a separate class, with each share of Common Stock outstanding at the April 2, 2003 record date entitled to one vote at the annual meeting. Thirteen directors, one of whom is the President, are nominated and elected by the holders of Class A Common Stock, voting as a separate class and in accordance with the terms of an agreement (the "Stockholders' Agreement") among ASARCO Incorporated ("Asarco"), Cerro Trading Company, Inc. ("Cerro") and Phelps Dodge Overseas Capital Corporation ("Phelps Dodge"). The Stockholders' Agreement was amended on June 11, 2001 to substitute Grupo Mexico, S. A. de C. V. ("Grupo México") for Asarco in the definition of "Founding Stockholder." Grupo Mexico, Asarco and Southern Peru Holdings Corporation, a wholly owned subsidiary of Asarco ("SPHC"), Cerro and

Phelps Dodge are hereinafter referred to collectively as the "Class A Common Stockholders." On November 15, 1999, Asarco transferred all of its holdings of SPCC to SPHC. On November 17, 1999, Grupo Mexico acquired all the holdings of Asarco following a tender offer and purchase of all outstanding common stock of Asarco.

        In accordance with the Company's Certificate, except with respect to the election of directors or as required by law, the Common Stockholders and Class A Common Stockholders vote together as a single class. Each share of Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to five votes per share on matters submitted to the vote of stockholders voting as one class.

        The Company's By-laws provide that the presence in person or by proxy of the Common Stockholders of record of a majority of the shares of Common Stock entitled to vote at the meeting shall constitute a quorum for the purpose of electing two directors to represent the holders of Common Stock. Abstentions and broker non-votes are counted for quorum purposes but are not counted either as votes cast "For" or "Against". A plurality of the votes cast by Common Stockholders is required for the election of the two Common Stock directors. The presence in person or by proxy of the holders of record of a majority of the combined outstanding shares of Common Stock and Class A Common Stock entitled to vote at the meeting shall constitute a quorum for purposes of voting on proposals other than the election of directors. The affirmative vote of a majority of the votes cast at the meeting by the holders of shares of Common Stock and holders of shares of Class A Common Stock entitled to vote thereon, voting as a single class, is required to approve the independent accountant proposal described in this proxy statement.

        When a Common Stockholder participates in the Dividend Reinvestment Plan applicable to the Company's Common Stock, his proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York, the agent under the plan. If the Common Stockholder does not send any proxy, the shares held for his account in the Dividend Reinvestment Plan will not be voted. Shares of Common Stock, owned under the Company's Savings Plan, will be voted by the trustee under the plan in accordance with the instructions contained in the proxy submitted by the beneficial Common Stockholder. Any shares held by the trustee for which no voting instructions are received will be voted by the trustee in the same proportion as the shares for which voting instructions have been received.

ELECTION OF DIRECTORS

        Two nominees are proposed for election by the Common Stockholders at the annual meeting. Messrs. John F. McGillicuddy and Gilberto Perezalonso Cifuentes are the nominees designated to be voted on by the Common Stockholders.

        The nominees to be voted on by the Class A Common Stockholders are Emilio Carrillo Gamboa, Jaime Claro, Héctor García de Quevedo Topete, Xavier García de Quevedo Topete, Oscar González Rocha, Harold

S. Handelsman, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Armando Ortega Gómez, Ramiro G. Peru, Juan Rebolledo Gout, Daniel Tellechea Salido, and J. Steven Whisler. All of the nominees are currently serving as directors, with the exception of Messrs. Carrillo and Rebolledo.

        Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the two nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee.

NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING COMMON STOCK

        As a Common Stockholder, you will be asked to elect two directors at the annual meeting. The following two individuals have been nominated for election to the Board of Directors to represent you until the next annual meeting of stockholders.

For Common Stock Director		Age	Director Since
John F. McGillicuddy	Director of the Company since January 1996. Director of WellChoice, Inc. From December 1991 to December 1993, Mr. McGillicuddy was Chairman of the Board and Chief Executive Officer of the Chemical Banking Corporation and Chemical Bank. Mr. McGillicuddy was Chairman of the Board and Chief Executive Officer of Manufacturers Hanover Trust Company from 1979 to 1991.	72	1996
Gilberto Perezalonso Cifuentes
	Director of the Company since June 2002. From 1980 until February 1998, Mr. Perezalonso held various positions with Grupo Cifra S.A. de C.V., the last position being that of General Director of Administration and Finance. From 1998 until April 2001, he was Executive Vice President of Administration and Finance of Grupo Televisa S.A. He is currently Treasurer of the Asociación Vamos México A.C., consultant to the Presidency of Grupo Televisa S.A. and member of its Board and its Executive Committee. He is also member of the Investment Committee of IBM de Mexico. He is a member of the Advisory Council	60	2002

of Banco Nacional de Mexico S.A. de C.V. and member of the Board and of the investment committee of Afore Banamex, member of the Board and of the investment committee of Siefore Banamex No. 1, member of the Board of Gigante S.A. de C.V., International Center for Human Development, Costa Rica, Masnegocio Co. S. de R.L. de C.V., and Financiera Compartamos, S.A. de C.V. SFOL.

Mr. Perezalonso has a law degree from the Iberoamerican University and a Master's Degree in Business Administration from the Business Administration Graduate School for Central America (INCAE). Mr. Perezalonso has also attended the Corporate Finance program at Harvard University.

NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING CLASS A COMMON STOCK

        The following thirteen individuals have been nominated for election to the Board of Directors by the Class A Common Stockholders voting in accordance with the terms of a Stockholders' Agreement in effect among them. This information is being provided to Common Stockholders for informational purposes only, as they will not be asked to vote with respect to these individuals.

Class A Common Stock Director	Age	Position
Germán Larrea Mota-Velasco	49	Chairman of the Board, Chief Executive Officer and Director
Oscar González Rocha	64	President and Director
Emilio Carrillo Gamboa	65	Nominee
Jaime Claro	67	Director
Héctor García de Quevedo Topete	52	Director
Xavier García de Quevedo Topete	56	Director
Harold S. Handelsman	56	Director
Genaro Larrea Mota-Velasco	42	Director
Armando Ortega Gómez	42	Director

Ramiro G. Peru	47	Director
Juan Rebolledo Gout	52	Nominee
Daniel Tellechea Salido	57	Director
J. Steven Whisler	48	Director

        Germán Larrea Mota-Velasco, Director. Mr. Larrea has been Chairman of the Board and Chief Executive Officer of the Company since December 1999 and Director since November 1999. He has been Chairman of the Board of Directors, President and Chief Executive Officer of Grupo Mexico (holding) since 1994. Mr. Larrea has been Chairman of the Board and Chief Executive Officer of Grupo Minero México (mining division) since 1994 and of Grupo Ferroviario Mexicano (railroad division) since 1997. Mr. Larrea was previously Executive Vice Chairman of Grupo Mexico and has been member of the Board of Directors since 1981. He is also Chairman of the Board of Directors and Chief Executive Officer of Empresarios Industriales de México (holding); Perforadora México (drilling company), México Compañía Constructora (construction company), Fondo Inmobiliario (real estate company), since 1992. He founded Grupo Impresa, a printing and publishing company in 1978, remaining as the Chairman and Chief Executive Officer until 1989 when the Company was sold. He has been Chairman and Chief Executive Officer of Asarco from November 1999 to present, and its President from November 1999 to January 2000. He is also a director of Grupo Comercial America, S.A., Grupo Bursatil Mexicano S.A., Bolsa Mexicana de Valores, Grupo Televisa, S.A. de C.V. and Banco Nacional de México, S.A. He and Mr. Genaro Larrea Mota-Velasco are brothers.

        Oscar González Rocha, Director. Mr. González has been President, General Director and Chief Operating Officer of the Company since December 1999 and director since November 1999. He was Managing Director of Mexicana de Cobre, S.A. de C.V. from 1986 to 1999 and of Mexicana de Cananea, S.A. de C.V. from 1990 to 1999. He has been an alternate director of Grupo Mexico from 1988 to April 2002 and director of Grupo Mexico since April 2002. He has been a director of Asarco since November 1999.

        Emilio Carrillo Gamboa, Nominee. Mr. Carrillo Gamboa is a prominent lawyer in Mexico and has been a partner of the law firm Bufete Carrillo Gamboa, S. C., a law firm specializing in corporate, financial, commercial, and public utility issues, for the last five years. Mr. Carrillo Gamboa has extensive business experience and has served or currently serves on the boards of many prestigious Mexican businesses and charitable organizations. He is Chairman of the Board of Cementos Apasco, S.A. de C.V. (cement company). In 1957 and 1958 he worked for the Internal Revenue Service of the Ministry of Finance and Public Credit of Mexico. On August 15, 1960, he entered Teléfonos de Mexico as Head of the Financial Studies Department, was appointed Secretary of the Board of Directors in February 1962, Executive Vice President in February 1967, and President on June 30, 1975, position he held until his retirement on June 30, 1987. From July 1987 to February 1989 he was Mexico's Ambassador to Canada. Mr. Carrillo is a director of the following companies: Grupo Modelo, S.A. de C.V. (beer brewing), Kimberly-Clark de México, S.A. de C.V. (consumer products), San Luis Corporación, S.A. de C.V. (automotive parts), Empresas ICA, S.A. de C.V. (construction), and the Mexico Fund, Inc. (NYSE – mxf), a nondiversified closed-end management investment company. He is member of the Audit, Valuation, Contract Review and Nominating and Corporate Governance Committees of the Mexico Fund.

        Mr. Carrillo Gamboa has a law degree from the Autonomous National University of Mexico, attended a continuous legal education program at Georgetown University Law School, and practiced at the World Bank.

        Jaime Claro, Director. Mr. Claro has been a director of the Company since September 1996. Mr. Claro has been a non-remunerated advisor to The Marmon Group/The Pritzker Organization LLC since October 1997. He is also Chairman and a director of ME Global Inc. and Quemchi S.A., Vice Chairman of Compañía Electro Metalúrgica S.A., a director of Compañía Sud Americana de Vapores, S.A., Cristalería de Chile S.A. and Navarino S.A., and advisor to the Board of Compañía Libra de Navegaçao.

        Héctor García de Quevedo Topete, Director. Mr. García de Quevedo has been Treasurer and a director since May 9, 2000. He has also been Managing Director of Special Matters of Grupo Mexico, S.A. de C.V. since 1999. He has been a director of Grupo Mexico since April 2002. He was Advisor to the Chairman and Chief Executive Officer of Grupo Mexico from 1994 to 1998. He and Mr. Xavier García de Quevedo Topete are brothers.

        Xavier García de Quevedo Topete, Director. Mr. García de Quevedo has been a director of the Company since November 1999. He has been the President of Minera México, S. A. de C. V. since September 1, 2001. He was Managing Director of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V. from December 1997 to December 1999, and Director General of Exploration and Development of Grupo Mexico, S.A. de C.V. from 1994 to 1997. He was an alternate director of Grupo Mexico from 1998 to April 2002. He has been a director of Grupo Mexico since April 2002, a director of Asarco since November 1999, and its President from January 2000 to September 1, 2001. Also a member of the Board of Directors of Coeur d'Alene Mines Corporation from 1999 to January 9, 2003. He and Mr. Héctor García de Quevedo Topete are brothers.

        Harold S. Handelsman, Director. Mr. Handelsman has been a director of the Company since August 2002. Mr. Handelsman is Executive Vice President and General Counsel of The Pritzker Organization, LLC, a private investment firm, since 1998. Mr. Handelsman has also been a senior executive officer of the Hyatt Corporation since 1978, currently serving as Senior Vice President, Secretary and General Counsel, and is a director of First Health Group Corp. (a managed care organization) and a number of private corporations. He received a B. A. degree from Amherst College in 1968 and a J. D. degree from Columbia University in 1973.

        Genaro Larrea Mota-Velasco, Director. Mr. Larrea was Vice President, Commercial of the Company from December 1999 until April 25, 2002, and has been a director since November 1999. He was Managing Commercial Director of Grupo Mexico from 1994 to August 30, 2001, and has been a director of Grupo Mexico from 1994 to date. He has been a director and President of Asarco from September 1, 2001 to date. Previously he was Vice President, Chief Commercial Officer, and a director of Asarco from November 1999 to August 30, 2001. He and Mr. Germán Larrea Mota-Velasco are brothers.

        Armando Ortega Gómez, Director. Mr. Ortega has been a director of the Company since August 2002. Mr. Ortega has been Vice President-Legal and Secretary of the Company since April 25, 2002. Previously, he was Assistant Secretary of the Company from July 25, 2001 to April 25, 2002. He has been General Counsel of Grupo Mexico since May 2001. He is also an Assistant Secretary of Grupo Mexico and Asarco. Previously, he headed the Unit on International Trade Practices of the Ministry of Economy of Mexico with the rank of Deputy Vice Minister from 1997 to May 2001, and was negotiator for international matters for said Ministry from 1988 to May 2001.

        Ramiro G. Peru, Director. Mr. Peru has been a director of the Company since July 2002. Mr. Peru has been Senior Vice President and Chief Financial Officer of Phelps Dodge Corporation since May 1999. He has been a member of the senior management team since 1997, when he was appointed to the position of Senior Vice President of Organization, Development and Information Technology of Phelps Dodge Corporation. Previously, he was Phelps Dodge Corporation's Vice President and Treasurer from 1995 to 1997 and Assistant Controller of the corporation, as well as Controller of Phelps Dodge Mining Company, a subsidiary of Phelps Dodge Corporation, from 1987 to 1993.

        Juan Rebolledo Gout, Nominee. Mr. Rebolledo has been International Vice President of Grupo Mexico since 2001. He was Undersecretary of Foreign Affairs of Mexico from 1994 to 2000 and Deputy Chief of Staff to the President of Mexico from 1993 to 1994. Previously, he was Assistant to the President of Mexico (1989-1993), Director of the "National Institute for the Historical Studies of the Mexican Revolution" of the Secretariat of Government (1985-1988), Dean of Graduate Studies at the National Autonomous University of México, Political Science Department (1984-1985), and professor of said university (1981-1983). Mr. Rebolledo holds a law degree from the National Autonomous University of Mexico, an MA in philosophy from Tulane University, and an LLM from Harvard Law School.

        Daniel Tellechea Salido, Director. Mr. Tellechea has been Vice President, Finance of the Company since December 1999 and a director since November 1999. He has been Managing Director of Administration and Finance of Grupo Mexico since 1993 and an alternate director from 1998 until April 2002. He has been a director of Grupo Mexico since April 2002. He was Managing Director of Mexicana de Cobre, S.A. de C.V. from 1986 to 1993. He has been an Executive Vice President and Chief Financial Officer of Asarco since February 15, 2001, and a director since November 1999. Previously, he was Vice President of Finance and Chief Financial Officers of Asarco from November 1999 to February 14, 2001. Also a member of the Board of Directors of Coeur d'Alene Mines Corporation from 1999 to January 9, 2003.

        J. Steven Whisler, Director. Mr. Whisler has been a director of the Company since June 1995. He has been Chairman of the Board of Phelps Dodge Corporation since May 2000 and its Chief Executive Officer since January 2000. He has been President of Phelps Dodge Corporation since December 1997 and was also Chief Operating Officer from December 1997 until January 2000. He was President of Phelps Dodge Mining Company, a division of Phelps Dodge Corporation, from 1991 to 1998. He is a director of Phelps Dodge Corporation Burlington Northern Santa Fe Corporation, America West Holdings Corporation and its principal subsidiary, America West Airlines, Inc.

Security Ownership of Certain Beneficial Owners

        Set forth below is certain information with respect to those persons who are known by the Company to have been, as of December 31, 2002, the beneficial owners of more than five percent of the Company's outstanding Common Stock or Class A Common Stock.

	Common Stock		Class A Common Stock
	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock	Shares of Class A Common Stock Beneficially Owned	Percent Outstanding Class A Common Stock	Percent of Outstanding Capital Stock	Voting Percentage (a)
Southern Peru Holdings Corporation(b) 2575 E. Camelback Road, Suite 500, Phoenix, AZ 85016	—	—	43,348,949	65.8%	54.2%	63.1%
Cerro Trading Company, Inc.(c) 225 West Washington Street Suite 1900 Chicago, IL 60606	—	—	11,378,088	17.3	14.2	16.6
Phelps Dodge Overseas Capital Corporation(d) 2600 North Central Avenue Phoenix, AZ 85004	—	—	11,173,796	16.9	14.0	16.3

(a)
The Company's Certificate provides that, except with respect to the election of directors or as required by law, the Common Stock and the Class A Common Stock vote together as a single class, with each share of Common Stock entitled to one vote and each share of Class A Common Stock entitled to five votes.

(b)
A subsidiary of Asarco, an indirect wholly-owned subsidiary of Grupo México, S.A. de C.V. On November 17, 1999, Grupo Mexico acquired the outstanding common stock of Asarco following a tender offer. On March 31, 2003, Southern Peru Holdings Corporation sold all its SPCC stock to Asarco's immediate parent corporation, Americas Mining Corporation ("AMC"). Immediately after the transaction, the shares of Class A Common Stock were transferred to SPHC II Incorporated, a subsidiary of AMC. As of December 31, 2002, Asarco had acquired 185,600 shares of Common Stock of the Company.

(c)
A subsidiary of The Marmon Corporation.

(d)
A subsidiary of Phelps Dodge Corporation.

        The Class A Common Stockholders have entered into the Stockholders' Agreement, which contemplates, among other things, a Board of Directors composed of 15 members, one of whom is the President.

        Under the terms of the Stockholders' Agreement, each Class A Common Stockholder has the right to nominate that number of 12 directors which is in proportion to the percentage of Class A Common Stock owned by it (or its affiliates) out of the aggregate Class A Common Stock then owned by all holders of Class A Common Stock (without any minimum required number of shares), rounded to the nearest whole director, with 0.5 being rounded up. If this would result in the Class A Common Stockholders, as a group, being entitled to elect a number other than 12 directors, the Stockholders' Agreement contains a formula for rounding up or rounding down as necessary to apportion the 12 directors among the Class A Common Stockholders. The Class A Common Stockholders have also agreed to nominate and vote for the President as a director.

        The Certificate provides that each share of Class A Common Stock automatically converts into one share of Common Stock (voting share for share as a single class on all matters including election of directors), if at any time the number of shares of Class A Common Stock and Common Stock owned by the Class A Common Stockholders (or affiliates of the Class A Common Stockholders) is less than 35% of the outstanding shares of Class A Common Stock and Common Stock of the Company. At such time the Stockholders' Agreement would terminate. In addition, the rights and obligations of each Class A Common Stockholder under the Stockholders' Agreement terminate in the event such Class A Common Stockholder (or its affiliates) ceases to own shares of Class A Common Stock.

Beneficial Ownership of Management

        The information set forth below as to the shares of Common Stock of the Company beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 2002.

	Southern Peru Copper Corporation
	Shares of the Company's Common Stock Beneficially Owned (a)	Percent of Outstanding Common Stock
Emilio Carrillo Gamboa	0
Jaime Claro (b)	1,400	(c)
Héctor García de Quevedo Topete	600	(c)
Xavier García de Quevedo Topete	800	(c)
Oscar González Rocha	200	(c)
Harold S. Handelsman	200	(c)
Genaro Larrea Mota-Velasco	800	(c)
Germán Larrea Mota-Velasco (d)	800	(c)
John F. McGillicuddy	1,600	(c)
Armando Ortega Gómez	200	(c)
Gilberto Perezalonso Cifuentes	400	(c)
Ramiro G. Peru	400	(c)
Jaime Serra Puche	600	(c)
Juan Rebolledo Gout	0
Daniel Tellechea Salido	800	(c)
J. Steven Whisler (b)	600	(c)
Hans A. Flury (e)	4,904	(c)

All nominees, directors and officers as a group (21 individuals)	15,104

(a)
Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.

(b)
See also the information below on Common Stock Equivalents.

(c)
Less than 0.5%.

(d)
Mr. Larrea disclaims beneficial ownership over the shares of the Company owned by Asarco, which in turn is controlled by Grupo Mexico.

(e)
At December 31, 2002, Mr. Flury had the right to acquire 18,300 shares of the Company's Common Stock through the exercise of options granted under the Company's Stock Incentive Plan.

Common Stock Equivalents

        The following table sets forth the per share number of Common Stock Equivalents credited as of December 31, 2002, to the accounts of the Company's directors under the Company's Deferred Fee Plan for Directors. Under the Plan, payments are made in cash following retirement depending on the market value of the Common Stock at that time. Amounts shown reflect the number of share equivalents credited under the Plan plus dividends credited. For additional information regarding the Plan, see "Compensation of Directors" below.

Director	Deferred Fee Plan Common Stock Equivalents
Jaime Claro	10,642
J. Steven Whisler	3,721

Total	14,363

        In addition, the following information is provided in satisfaction of applicable rules of the Securities and Exchange Commission ("SEC"). Grupo Mexico, S.A. de C.V. is a Mexican corporation with its principal executive offices located at Baja California 200, Colonia Roma Sur, 06760 Mexico City, Mexico. Grupo Mexico's principal business is to act as a holding company for shares of other corporations engaged in the mining, processing, purchase and sale of minerals and other products and railway services. Grupo Mexico S.A de C.V. shares are listed on the Mexican Stock Exchange.

        The largest shareholder of Grupo Mexico is Empresarios Industriales de México, S.A. de C.V., a Mexican corporation ("EIM"). The principal business of EIM is to act as a holding company for shares of other corporations engaged in a variety of businesses including mining, construction, real estate and drilling. The Larrea family, including Mr. Germán Larrea, directly controls the majority of the capital stock of EIM and directly and indirectly controls a majority of the votes of the capital stock of Grupo Mexico S.A de C.V. Mr. Larrea disclaims beneficial ownership of such shares other than the following shares held directly by him and certain directors and officers (comprising approximately 3.06% of the outstanding shares of Grupo Mexico):

Director/Officer	Beneficial Ownership
Germán Larrea Mota-Velasco (1)	37,650,000
Xavier García de Quevedo Topete (1)	58,887
Genaro Larrea Mota-Velasco	4,000,000
Oscar González Rocha	223,994
Remigio Martinez Muller	11,499
Armando Ortega Gómez	1,930
Daniel Tellechea Salido	13,169
Mario Vinageras Barroso	70

Total	41,959,549

(1)
Information as of December 31, 2001.

        Except as set forth above, and to the knowledge of the Company, none of the nominees, directors and executive officers named in the Summary Compensation Table beneficially own any equity security of Grupo Mexico S.A. de C.V.

Committee Reports on Executive Compensation

Compensation Committee

        The Compensation Committee of the Board of Directors of the Company furnished the following report on compensation of executive officers in 2002. Since December 17, 1999, this Committee is composed of the entire Board of Directors. The Committee did not meet in 2002.

        In 2002, the only executive officers compensated by the Company were Mr. Oscar González Rocha, the President of the Company and Mr. Hans A. Flury, the former Secretary of the Company. Mr. Flury was Secretary of the Company from July 25, 2001 to April 25, 2002. The base salary of Mr. González was determined by the Company and is reflected in an employee agreement mandated by Peruvian law. The base salary of Mr. Hans A. Flury, a long-term employee of the Company, was also determined by the Company. Mr. Flury is a Peruvian national and is not covered by a written employment agreement. The base salaries of these executives follow the guidelines of salaries of other key employees of the Company in Peru. The other items of the compensation paid in 2002 to the executives are consistent with compensation paid to other key employees of the Company in Peru or are mandated by Peruvian law. For 2002 the Company approved an incentive cash payment to these officers in recognition of their performance. The incentive cash payments to these officers are reflected in the Summary Compensation Table.

        The Compensation Committee did not award cash incentive compensation to be paid to each of the Company's executive officers with respect to 2002 performance. The Compensation Committee under the Southern Peru Copper Corporation Incentive Compensation Plan determines annual cash incentive payments to key salaried employees of the Company. A target level of annual incentive compensation is established for each eligible employee based on the level of responsibility attached to such employee's position. For executive officers these targets are set at competitive median levels. The Compensation Committee determines the officers' levels of responsibility after review of substantially equivalent positions among the Company's peers.

        Under the Incentive Compensation Plan, awards to employees are established from a predetermined target level, based upon performance measured in the areas of production, safety and environmental at two levels: individual and Company-wide.

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the Company may not deduct, with certain exceptions, compensation in excess of $1 million to the Chief Executive Officer and the four other highest paid executive officers as required to be reported in the Company's proxy statement. The Compensation Committee does not believe that Section 162(m) will have any immediate material impact on the Company because, among other things, its principal taxing jurisdiction is Peru. The Compensation Committee will, however, continue to monitor the Company's executive compensation programs to ensure their effectiveness and efficiency in light of the Company's needs, including Section 162(m).

The Board of Directors:

Manuel Calderón Cárdenas	John F. McGillicuddy
Jaime Claro	Gilberto Perezalonso Cifuentes
Héctor García de Quevedo Topete	Ramiro G. Peru
Xavier García de Quevedo Topete	Armando Ortega Gómez
Harold S. Handelsman	Jaime Serra Puche
Oscar González Rocha	Daniel Tellechea Salido
Germán Larrea Mota-Velasco	J. Steven Whisler
Genaro Larrea Mota-Velasco

Stock Incentive Plan Committee

        The Stock Incentive Plan Committee of the Board of Directors of the Company administers the Company's Stock Incentive Plan. The members of the Committee were Mr. John F. McGillicuddy, Gilberto Perezalonso and Jaime Serra Puche. The Committee did not meet in 2002.

        The Committee selects officers and other employees for participation in this plan and decides upon the timing, pricing and amount of awards and benefits granted under the Stock Incentive Plan.

        No long-term incentive compensation was awarded in 2002. Long-term incentive compensation consists of awards of restricted stock and/or stock options and are designed to link the interests of executive officers and selected employees with those of stockholders by providing an incentive to manage the business of the Company as an owner with an equity stake. Awards generally are made to selected officers and employees, and are made within long-term incentive targets based upon analyses by the Company and consideration of each executive's and employee's performance. In the case of the Chief Executive Officer, the Committee also considers his performance and responsibility in directing the Company's performance.

The Stock Incentive Plan Committee: John F. McGillicuddy Gilberto Perezalonso Cifuentes Jaime Serra Puche

Audit Committee Report

        The Southern Peru Copper Corporation Audit Committee ("Audit Committee") consists of three independent directors, Messrs. John F. McGillicuddy, Gilberto Perezalonso and Jaime Serra Puche. None of the members has a relationship to the Company that may have interfered with the exercise of his independence from management and the Company. None of the Audit Committee members is a former employee of the Company or has a business relationship with the Company, or is a partner, controlling shareholder or executive officer of an entity that has a business relationship with the Company. In addition, no Audit Committee member is employed as an executive of another company where any of the Company's executives serves on that company's compensation committee. No member of the Audit Committee is an immediate family member of an individual who is an executive officer of the Company or any of its affiliates.

        Mr. McGillicuddy has been a representative of the Common Stockholders on the Board of Directors and a member of the Audit Committee since 1996. Mr. Perezalonso has been a member of the Audit Committee since June 2002 and was elected to represent the Common Stockholders at the 2002 Annual Meeting of Stockholders of the Company. Mr. Emilio Carrillo Gamboa has been elected to succeed Mr. Jaime Serra Puche, effective upon his election to the Board of Directors. Mr. Carrillo will be the third independent member of the Audit Committee.

        The Board of Directors of the Company was able to conclude that Messrs. John McGillicuddy, Gilberto Perezalonso, and Emilio Carrillo are independent of management and financially literate in accordance with the qualifications of the New York Stock Exchange and the SEC, as such qualifications are interpreted by the Company's Board of Directors in its business judgment. In addition, the Board of Directors was able to determine that Mr. John McGillicuddy is an Audit Committee financial expert, as the Board of Directors interprets this qualification in its business judgment. The Audit Committee met seven times in 2002, with 100% attendance by Mr. Jaime Serra Puche and 85% attendance by Mr. John F. McGillicuddy. Mr. Gilberto Perezalonso attended 25% of the four meetings he was eligible to attend.

        The Board of Directors has adopted a written Charter for the Audit Committee, which is attached as Appendix A. The Charter for the Audit Committee sets forth the authority and responsibilities of the Audit Committee. The functions of the Committee include approving the engagement of independent accountants, reviewing and approving the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Committee also reviews the Company's policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

        In connection with those responsibilities, the Audit Committee has taken the following actions:

    (1)
    reviewed and discussed the consolidated audited financial statements with management and the independent accountants;

    (2)
    discussed with the independent accountants, Deloitte & Touche LLP ("D&T"), the matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90 (Audit Committee Communications);

    (3)
    received the written disclosures and the letters from D&T required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees) and has discussed with D&T its independence from the Company and its management;

    (4)
    discussed with the Company's internal and independent accountants, D&T, the overall scope and plans of their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting;

    (5)
    recommended, based on the reviews and discussions referred to above, to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC.

    (6)
    selected PricewaterhouseCoopers LLP as independent accountants for year 2003. Such selection is submitted for ratification by the stockholders at this Annual Meeting.

Audit Fees

        D&T, the Company's independent accountants, billed $245,000 to the Company for professional services rendered in connection with the audit of the Company's annual financial statements for 2002 and the reviews of the financial statements included in its quarterly Forms 10-Q for 2002.

Financial Information Systems Design and Implementation Fees

        D&T did not render any professional services to the Company for financial information systems design and implementation in 2002.

All Other Fees

        The aggregate fees billed for services rendered in 2002 by D&T to the Company, other than the services covered in the two preceding paragraphs ("non-audit services"), were $17,000, which included services related to taxes in the amount of $9,000. The Audit Committee considered the non-audit services provided by D&T to the Company and determined that the provision of those services is compatible with D&T maintaining its independence as the Company's principal accountant.

The Audit Committee: John F. McGillicuddy Gilberto Perezalonso Cifuentes Jaime Serra Puche

Executive Compensation

        Set forth below is certain information concerning the compensation for services in all capacities to the Company for fiscal year 2002 of Mr. Oscar González Rocha, the Company's President and General Director, and Mr. Hans A. Flury, the former Secretary of the Company. Mr. Germán Larrea, the Company's Chairman and Chief Executive Officer received no compensation from the Company in 2002 for services other than as a director. In addition, during 2002 the Company paid no compensation to any other executive officer other than director's fees to those executive officers also serving as directors of the Company.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (a)	All Other Compensation (b)
Oscar González Rocha	2002	$312,498	$76,564	$78,253	$66,818
Hans A. Flury	2002	$158,200	$26,222	$90,054	$58,696

(a)
Other Annual Compensation consists mainly of Company sponsored programs and compensation mandated by Peruvian law. Amounts shown reflect for Mr. Oscar González Rocha, $26,280 as a Peruvian man-

  dated vacation bonus, and $51,973 as a bonus for national holidays and Christmas, also mandated by Peruvian law; and for Mr. Hans A. Flury, $39,550 related to a Peruvian mandated benefit that provides for the payment of five percent of the monthly salary for each period of five years of service, $35,738 as a bonus for national holidays and Christmas, and $14,766 as a vacation bonus, also as required by Peruvian law.

(b)
Amounts shown reflect (1) a maintenance fee for a corporate residence of the President in Lima, Peru, (2) profit participation mandated by Peruvian law in the earnings of the Peruvian Branch of the Company, (3) severance benefits and other compensation mandated by Peruvian law, and (4) other payments. Peruvian law requires the payment of a profit participation in the pre-tax earnings of the Peruvian Branch of the Company. Under this program, Mr. Oscar González Rocha received $26,326 and Mr. Flury received $18,408. Additionally, as a severance benefit, Peruvian law requires a deposit of one twelfth of an employee's annual salary, vacation, travel, national holidays, Christmas, dependents and service award bonus, each year, for each employee (whether Peruvian or expatriate) working in Peru, as applicable, in a bank account of the employee's choosing, which accrues interest paid by the bank, until the employee terminates employment, at which time the employee is eligible to receive the funds. Under this program, $32,550 and $21,197 in severance benefits were deposited on behalf of Mr. Oscar González Rocha and Mr. Hans A. Flury, respectively. As other payments, the Company paid $17,051 to Mr. Hans A. Flury pursuant to the requirements of the Peruvian private pension system (AFP). Mr. Flury had as of December 31, 2002, 290 shares of Restricted Stock issued in prior years pursuant to the Stock Incentive Plan of the Company valued as of December 31, 2002 at $4,234. Restrictions on these shares lapse in equal installments over five years from the date of grant. Cash dividends paid on the shares are not subject to restrictions.

Option Grants, Exercises, and Fiscal Year-End Values

        No options were granted in 2002.

Option Exercises and Fiscal Year-End Values

        No options were exercised in 2002.

Retirement Plans

        None of the executive officers of the Company is covered by the Company's pension plans.

Severance Benefit

        As described in Note (b) to the Summary Compensation Table above, the Company provides severance benefits as required by Peruvian law.

Employment Agreements

        Pursuant to Peruvian laws concerning expatriate employees, Mr. Oscar González Rocha has entered into an employment agreement. These contracts are for terms of one year and may be extended for additional periods. In accordance with the terms of the contracts, the Company agrees to provide expatriate employees with benefits as required by Peruvian law. The contracts provide that the Company may dismiss expatriate employees for serious offenses as established by Peruvian law. Terminated employees are also entitled to receive severance benefits as required by Peruvian law. Under the contracts, employees may resign at any time by providing the Company with 30 days' notice.

Shareholder Return Performance Presentation

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock against the cumulative total return on the S&P Composite 500 Stock Index and the S&P Metals Miscellaneous Group Index for the Five-year period ending December 31, 2002. The Company's Common Stock commenced trading on the New York Stock Exchange on January 5, 1996. The chart below analyzes the total return on SPCC's Common Stock for the period commencing December 31, 1997 and ending December 31, 2002, compared to the total return of the S&P 500 and the S&P Metals Miscellaneous Group for the five-year period commencing December 31, 1997 and ending December 31, 2002. In 1998, SPCC's stock declined 26.23% compared to a positive return of 28.57% for the S&P 500 and a negative return of 27.99% for the S&P Metals Miscellaneous Group. In 1999, SPCC's Stock provided a positive return of 65.57% compared to a positive return of 21.03% for the S&P 500 and a positive return of 90.07% for the S&P Metals Miscellaneous Group. In 2000, SPCC's Stock provided a negative return of 14.42% compared to a negative return of 9.09% and a negative 30.37% for the S&P 500 and the S&P Metals Miscellaneous Group, respectively. In 2001, SPCC's stock fell 4.55% compared to a negative return of 13.04% for the S&P 500 and a decline of 21.76% for the S&P Metals Group. In 2002 SPCC's stock returned was positive 21.59% compared to a negative return of 23.37% for the S&P 500 and a positive return of 11.03% for the S&P Metals Miscellaneous Group.

Comparison of Five Year Cumulative Total Return*
SPCC, S&P 500 Index & S&P Metals Misc. Group Index**

*
Total return assumes reinvestment of dividends

**
Assumes $100 invested on 12/31/97 in SPCC Common Stock, S&P 500 Index and S&P Metals Group Index

Certain Transactions

        Grupo Mexico and its affiliates provide various support services to the Company. In 2002, these activities were principally related to accounting, legal, tax, treasury, price risk assessment and hedging and administrative support services. Grupo Mexico is reimbursed for these support services. The total amount paid by the Company to Grupo Mexico for such services in 2002 was $7 million.

        The Class A Common Stockholders and/or their affiliates purchase copper products from the Company from time to time at prices determined on an arm's-length basis by reference to the LME and COMEX market price for copper at such time. Management believes these transactions to be on terms as favorable as could be obtained from unaffiliated parties. The Company expects that its policy of determining prices for related party transactions on an arm's-length basis by reference to the LME or COMEX market prices for copper at the time of any such transaction will be continued. Sales of copper to the Class A Common Stockholders and/or their affiliates amounted to $4.9 million in 2002.

        America Sales Corporation ("ASC"), a subsidiary of Grupo Mexico, purchased copper products from SPCC during 2002 in the amount of $4.9 million. Germán Larrea Mota Velasco, Manuel Calderón Cárdenas, Héctor García de Quevedo Topete, Xavier García de Quevedo Topete, Genaro Larrea Mota-Velasco, Armando Ortega Gómez, and Daniel Tellechea Salido are directors of the Company and executive officers of Grupo Mexico and/or of Asarco. The directors are also members of the Compensation Committee of the Company. Mr. Juan Rebolledo Gout, a nominee for election, is an officer of Grupo Mexico.

        As of December 31, 2002, the Company had receivables of $4.9 million related to sales of copper to ASC. This amount has been guaranteed by Grupo Mexico and collects interest. The Company believes ASC intends to and has the ability to pay the amount due.

        During 2002, the Company contracted an aggregate of approximately $1.7 million for shipping services to and from Peru by Compañía Sud Americana de Vapores, S.A. ("CSAV"), and a subsidiary company. CSAV is a company indirectly controlled by Quemchi, S.A. Mr. Jaime Claro is Chairman of Quemchi, S.A., and his direct and indirect family interests in both companies exceed 10%. Mr. Claro is a Director of the Company and a member of the Compensation Committee.

        The Company purchased $637,000 and $334,000 in 2002 and 2001, respectively, of industrial materials from Higher Technology Solutions S.A. ("Higher Tec"), a Peruvian corporation. These amounts represent 50% and 36.5% of Higher Tec's 2002 and 2001 sales. Mr. Carlos González, a son of Mr. Oscar González, SPCC's President and General Director, is a partner in Higher Tec and has a 15% interest in the company. The Company purchased $123,000 of industrial materials in 2002 from Higher Tech, LLC, a U.S. corporation. This amount represents 83.5% of Higher Tech LLC's 2002 sales. Mr. Carlos González is the 100% owner of Higher Tech LLC. In addition, the Company purchased $134,000, $71,000 and $98,000, in 2002, 2001 and 2000, respectively, of industrial materials from Societé Française des Bandes Transporteuses ("S.F.B.T."), a French corporation. These amounts represent less than half of a percent of S.B.F.T.'s estimated annual sales. Mr. Alejandro González, a son of SPCC's President and General Director, is affiliated with this company and receives a 10% commission on sales to SPCC and other companies.

        The Company believes that the foregoing transactions were entered into on an arm's-length basis and on terms as favorable as could be obtained from other third parties. It is anticipated that in the future the Company will enter into similar transactions with the same parties.

Additional Information

        The functions of the Compensation Committee include making recommendations to the Board with respect to election of and title changes for all corporate executive officers and is composed of members of the entire Board.

        The Nominating Committee, is composed of Messrs. Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Xavier García de Quevedo Topete, John F. McGillicuddy, and Jaime Serra Puche. The Committee acted by means of a consent in writing in lieu of meeting during 2002. The Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations, tenure policy and committee assignments for directors representing the Common Stockholders. The Committee considers recommendations for nominees to the Board of Directors from all sources. Recommendations for nominees to represent the Common Stockholders should be sent in writing to the Secretary of the Company. Common Stockholders are entitled to elect two directors, voting as a separate class. The Company's By-laws define notice procedures to be followed by Common Stockholders seeking to nominate directors for election. Under the By-laws, a Common Stockholder seeking to nominate a director for election by Common Stockholders must give written notice to the Secretary of the Company at least 90 days in advance of the anniversary date of the immediately preceding annual meeting, or within 10 days of the giving of notice of a special meeting. The notice must provide specific biographical data with respect to each nominee, including such information as is required to be included in the Company's proxy statement, and a representation by the Common Stockholder that he or she is a holder of record entitled to vote at the meeting and that he or she intends to appear in person or by proxy to make the nomination. Nominations for the Company's 2004 annual meeting of stockholders must be received by February 6, 2004.

        The Board of Directors met four times in 2002, with 100% attendance by Mr. McGillicuddy and 50% attendance by Mr. Perezalonso, the two directors representing holders of Common Stock. Of the 13 directors representing Class A Common Stock, all of the directors standing for reelection by the holders of Class A Common Stock attended 100% of the aggregate number of meetings of the Board and of the committees on which they served, with the exception of Messrs. Jaime Claro, Genaro Larrea Mota-Velasco, Jaime Serra Puche, and Daniel Tellechea Salido, who attended 75% of the meetings.

Compensation of Directors

        During 2002, directors who were not compensated as employees of the Company were paid a basic fee of $15,000 plus $1,000 for attendance at each meeting of the Company's Board and of any Committee of the Board. The Company has a Directors' Stock Award Plan pursuant to which directors who are not compensated as employees of the Company are entitled to an award of 200 shares of Common Stock upon election to the Board and 200 additional shares of Common Stock following each annual meeting of stockholders thereafter.

        Under the Deferred Fee Plan for Directors, a director may elect to defer payment of 50% or 100% of the compensation payable to such director for Board and Committee service for the calendar year for which deferral is elected. Deferred amounts will be credited to a cash sub-account, a company common stock sub-account or a combination thereof. Compensation deferred to the cash sub-account will earn interest based on U.S. Treasury debt obligations with a 10-year maturity. Compensation deferred to the stock sub-account will be credited as whole shares of Common Stock based on the stock's fair market value on the date of such credit. Dividends and fractional share amounts will be aggregated until at least one share of Common Stock may be credited at the then fair market value. Payments will be made in cash in a lump sum upon retirement as a director on January 15 of the calendar year following normal retirement, or promptly following the date of termination if the termination of service occurs at a date prior to his normal retirement date. The Plan permits early withdrawal or further deferral of participant accounts, subject to financial hardship, prior notice or penalty requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based on Company records and other information, the Company believes that all filing requirements of the Securities and Exchange Commission applicable to its executive officers, directors, and ten percent or more owners were complied with for 2002, except that Mr. J. Steven Whisler, a director, filed one late report covering the sale of 1,000 shares in April 2002. Additionally, Asarco, a 10% or more owner of the Company's securities, filed a late report covering the sale of 4,900 shares in February 2003.

APPROVAL OF PROPOSALS BY STOCKHOLDERS

        The Board of Directors recommends that you vote FOR the following proposals:

PROPOSAL TO ELECT TWO DIRECTORS OF THE
COMPANY TO REPRESENT THE HOLDERS OF COMMON STOCK

        The Board of Directors recommends that you vote in favor of the election of Messrs. John F. McGillicuddy and Gilberto Perezalonso as directors of the Company to represent the Common Stockholders.

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS

        On March 14, 2003, the Audit Committee of the Board of Directors selected PricewaterhouseCoopers LLP as independent accountants for the calendar year 2003. PricewaterhouseCoopers LLP replaces Deloitte & Touche LLC.

        On April 25, 2002, upon the recommendation of the Audit Committee, the Board of Directors of the Company approved the selection of Deloitte & Touche LLP as independent auditors for 2002, replacing Arthur Andersen LLP. Both firms have provided excellent services to the Company. In connection with the audits for 2001 and 2002 and through subsequent periods, there was no disagreement with either Arthur Andersen or Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Also, during those time periods there have been no "reportable events," as such term is used in Item 304 (a) (1) (v) of Regulation S-K of the SEC. Arthur Andersen's and Deloitte & Touche's reports on the financial statements of the Company for 2001 and 2002, respectively, neither contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        PricewaterhouseCoopers LLP were the independent accountants of the Company continuously from 1962 until 1999. The selection of PricewaterhouseCoopers LLP followed the decision of the Company to seek proposals from several auditing firms. PricewaterhouseCoopers LLP is a world class global auditing firm and is the world's leading auditing firm for the mining industry.

        The audit committee believes that PricewaterhouseCoopers LLP can provide innovative global solutions and global guidance to assist the Company in facing the challenges of increased regulations both in the United States and Peru, low commodity prices for minerals, and the constant need to improve efficiency and reduce cost. The main objective of the change of auditors is to achieve a long-term and cost effective relationship with a world-class global auditing firm.

        The Board of Directors recommends that you ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the Company for the calendar year 2003.

        PricewaterhouseCoopers LLP has advised the Company that neither the firm nor any of its members have any direct or material indirect financial interest in the Company or its subsidiaries.

        A representative of PricewaterhouseCoopers LLP will be present at the stockholders' meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

PROPOSALS OF STOCKHOLDERS

        Proposals of stockholders intended to be presented at the Company's 2004 annual meeting of stockholders must be received by the Company at its principal executive office in the United States (2575 E. Camelback Rd. Suite 500, Phoenix, AZ 85016, USA) by December 11, 2003 in order to be considered for inclusion in the Company's proxy statement and form of proxy.

OTHER INFORMATION

        The Company is not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy are ratified to and will vote said proxy in accordance with their judgment on such matters.

        The cost of soliciting proxies in the accompanying form will be borne by the Company. Georgeson Shareholder Communications Inc. has been employed to solicit proxies by mail, telephone or personal solicitation for fees to be paid by the Company of $12,000, plus reasonable out-of-pocket expenses. A number of regular employees of the Company, without additional compensation, may solicit proxies personally or by mail or telephone.

Southern Peru Copper Corporation
Hans A. Flury, Assistant Secretary
Phoenix, AZ, April 4, 2003

Appendix A

Southern Peru Copper Corporation
Audit Committee Charter

        The Audit Committee (the "Audit Committee") of the Board of Directors shall be appointed by the Board of Directors (the "Board") of Southern Peru Copper Corporation (the "Company"). The Audit Committee shall comply with the rules of the Securities and Exchange Commission governing audit committees and the New York Stock Exchange rules applicable to companies whose securities are listed for trading on that exchange (the "NYSE Audit Rules"). The Audit Committee will assist the Board in ensuring the integrity of the Company's financial statements, the Company's system of internal controls and the independence and performance of the Company's auditors.

        The Audit Committee shall, as and when required by the NYSE Audit Rules, be comprised of at least three (3) members chosen from the Board. Each member of the Audit Committee shall meet the independence and financial literacy requirements of the NYSE Audit Rules and at least one member of the Audit Committee shall satisfy the "financial expertise" requirements thereof.

        The Audit Committee shall have direct access to, and complete and open communication with, the Company's senior management and internal and independent auditors and shall have the authority to retain outside third parties, as it determines appropriate, to assist it in fulfilling its responsibilities.

        The Audit Committee shall:

  1.
  Review and discuss with management and the Company's independent auditors, the Company's audited financial statements, as well as related significant reporting issues, judgements, estimates made in preparing such financial statements and other matters required by professional auditing standards and regulations. Review and discuss, with management and the independent auditors, as appropriate, any significant accounting issues involving the Company's quarterly financial statements. After review, recommend to the Board the acceptance and inclusion of the annual audited consolidated financial statements in the Company's Annual Report on Form 10-K.

  2.
  Review and discuss the matters set forth in Statement of Auditing Standards No. 61, as well as matters as required by professional auditing standards and regulations, with the independent auditors.

  3.
  Review with the Company's Chief Legal Officer, or appropriate representatives, legal, disclosure and other matters that may have a material impact on the Company's financial statements.

  4.
  Select, evaluate and, where appropriate, recommend certain actions with respect to the independent auditors, including selection of a replacement auditing firm. Additionally, the Audit Committee shall recommend to the Board the nomination of the independent auditors to be proposed for stockholder approval at the Company's annual stockholders meeting.

  5.
  Evaluate and satisfy itself as to the independence of the independent auditors by, among other things, ensuring that the independent auditors periodically submit to the Audit Committee a formal written statement delineating all relationships between such auditors and the Company and actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact their objectivity and independence and, if appropriate, recommending that the Board take appropriate action to ensure their independence.

  6.
  Review the annual plan and scope of work of the internal and independent auditors.

  7.
  Review, as appropriate, the results of any and all independent audits performed on the Company's consolidated financial statements, and the results of any and all internal audits, and discuss related significant internal control matters.

  8.
  Discuss, as appropriate, the adequacy of the Company's internal controls with the internal and independent auditors and with senior management.

  9.
  Review the appointment of the Company's senior internal auditing executive.

  10.
  Hold regular meetings and make summary reports to the Board and, at least once per year, meet with the independent and internal auditors without the Company's management being present.

  11.
  Provide the report of the Audit Committee required to be included in the Company's annual proxy statement.

  12.
  Annually review and assess the adequacy of this charter and, if appropriate, recommend changes to the Board.

        It is the responsibility of the Company's management to prepare financial statements in accordance with generally accepted accounting principles and of the Company's independent auditors to audit those financial statements. The Audit Committee's responsibility is one of review. The Audit Committee does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or generally accepted accounting principles. Nothing contained herein shall have the effect of altering the responsibilities or duties toward the Company of the Company's independent auditors, which shall remain ultimately accountable to the Board and the Audit Committee in accordance with applicable accounting standards, statutory or otherwise.

Approved by the Board of Directors on May 9, 2000.

SOUTHERN PERU COPPER CORPORATION

P R O X Y

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders to be held May 8, 2003

        The undersigned hereby appoints OSCAR GONZALEZ ROCHA, DANIEL TELLECHEA SALIDO and DOUGLAS E. McALLISTER, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Peru Copper Corporation, to be held at the offices of Grupo México, S.A. de C.V., Baja California 200, Fifth Floor, Col. Roma Sur, México City, México, on Thursday, May 8, 2003, at 3:00 P.M., México City time, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

        Holders of Common Stock, voting as a separate class, are entitled to elect two directors at the meeting. Please refer to the Proxy Statement for details.

        PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

        The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instructions given, such shares will be voted FOR both nominees for election as directors and FOR proposal No. 2.

(Continued on the other side.)
SOUTHERN PERU COPPER CORPORATION P.O. BOX 11179 NEW YORK, N.Y. 10203-0179

V    DETACH PROXY CARD HERE    V

☒
Votes MUST be indicated
(x) in Black or Blue ink.

Directors of SPCC recommend a vote 'For' Proposals 1 and 2.

1.	Election of Directors
	FOR for both nominees listed below	☐	WITHHOLD AUTHORITY to vote for both nominees listed below	☐	*EXCEPTIONS	☐
Common Stock Director Nominees: John F. McGillicuddy and Gilberto Perezalonso Cifuentes
(INSTRUCTIONS: To withhold authority to vote for either individual nominee, mark the "Exception" box and write that nominee's name in the space provided below.)
*Exception
		FOR	AGAINST	ABSTAIN
2.	Ratify the Audit Committe's selection of PricewaterhouseCoopers LLP as the independent accountants for 2003.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.
Comments
If you have any Comments on the reverse side of this card, mark here.		☐
Address Change
If you have an Address Change, mark here		☐

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Date	Share Owner sign here	Co-Owner sign here

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 8, 2003
PROXY STATEMENT
VOTING SECURITIES
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING COMMON STOCK
NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING CLASS A COMMON STOCK
Summary Compensation Table
Comparison of Five Year Cumulative Total Return* SPCC, S&P 500 Index & S&P Metals Misc. Group Index
APPROVAL OF PROPOSALS BY STOCKHOLDERS
PROPOSAL TO ELECT TWO DIRECTORS OF THE COMPANY TO REPRESENT THE HOLDERS OF COMMON STOCK
PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS
PROPOSALS OF STOCKHOLDERS
Southern Peru Copper Corporation Audit Committee Charter